Exhibit 99.1

REALTY INCOME ANNOUNCES OPERATING RESULTS FOR
THE THREE AND SIX MONTHS ENDED JUNE 30, 2022

SAN DIEGO, CALIFORNIA, August 3, 2022....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced operating results for the three and six months ended June 30, 2022. All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise. Our financial results for the three and six months ended June 30, 2021 do not reflect our merger with VEREIT, Inc. (VEREIT), which was completed on November 1, 2021.

COMPANY HIGHLIGHTS:
For the three months ended June 30, 2022:

•Net income per share was $0.37
•Normalized FFO per share increased 15.9% to $1.02, compared to the three months ended June 30, 2021
•AFFO per share increased 10.2% to $0.97, compared to the three months ended June 30, 2021
•Invested $1.68 billion in 237 properties and properties under development or expansion, including $693.7 million in Europe
•Net debt to annualized pro forma adjusted EBITDAre was 5.2x

Events subsequent to June 30, 2022:

•In July 2022, six of the seven properties owned by our industrial partnerships acquired in connection with the VEREIT merger were sold, with the seventh property expected to be sold later in the third quarter of 2022. The gross purchase price for the properties is $905.0 million and our proportionate share of net proceeds (after mortgage defeasance and closing costs) is estimated to be approximately $120 million.

CEO Comments

“Our second quarter results demonstrate the stability of our business and the continued momentum in our global investment pipeline,” said Sumit Roy, Realty Income’s President and Chief Executive Officer. “During the quarter, we invested approximately $1.7 billion in high quality real estate, including approximately $694 million internationally. With over $3.2 billion invested in the first half of the year, we are increasing our 2022 acquisitions guidance to over $6 billion.”

"Our investment goals are supported by our well-positioned balance sheet and access to capital, which remain competitive advantages in the net lease industry. Following the recent increase in our multicurrency revolving line of credit to $4.25 billion, we enhanced our financial flexibility by upsizing our commercial paper program to $3.0 billion, which now includes a $1.5 billion Euro commercial paper program to support our growth initiatives abroad.”

“Finally, the health of our real estate portfolio remains strong as we finished the quarter with occupancy at 98.9%, the highest occupancy rate in over 10 years, while also achieving a 105.6% recapture rate on our releasing activity. I am proud of the collective efforts of our One Team as we continue to generate value for all of our stakeholders.”

Select Financial Results

The following summarizes our select financial results (dollars in millions, except per share data). As our merger with VEREIT occurred on November 1, 2021, our financial results do not include VEREIT financial results during the three and six months ended June 30, 2021.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Total revenue	$810.4	$463.3	$1,617.8	$905.6
Net income available to common stockholders (1)(2)	$223.2	$124.5	$422.6	$220.4
Net income per share	$0.37	$0.33	$0.71	$0.59
Funds from operations available to common stockholders (FFO) (2)(3)	$608.8	$314.4	$1,210.2	$582.1
FFO per share	$1.01	$0.84	$2.02	$1.56
Normalized funds from operations available to common stockholders (Normalized FFO) (3)	$611.5	$327.7	$1,219.5	$595.4
Normalized FFO per share	$1.02	$0.88	$2.04	$1.60
Adjusted funds from operations available to common stockholders (AFFO) (3)	$583.7	$327.6	$1,163.8	$645.9
AFFO per share	$0.97	$0.88	$1.94	$1.73
(1) The calculation to determine net income attributable to common stockholders includes provisions for impairment, gain on sales of real estate, and foreign currency gain and loss. These items can vary from quarter to quarter and can significantly impact net income available to common stockholders and period to period comparisons.
(2) Our financial results during the three and six months ended June 30, 2022 were impacted by merger and integration-related costs related to our merger with VEREIT of $2.7 million and $9.2 million, respectively. Our financial results during the six months ended June 30, 2021 were impacted by a $46.5 million loss on extinguishment of debt due to the January 2021 early redemption of the 3.250% notes due October 2022 recorded in the three months ended March 31, 2021, and $13.3 million of merger and integration-related costs related to our merger with VEREIT recorded in the three and six months ended June 30, 2021.
(3) FFO, Normalized FFO, and AFFO are non-GAAP financial measures. Normalized FFO is based on FFO and adjusted to exclude merger and integration-related costs related to our merger with VEREIT and AFFO further adjusts Normalized FFO for unique revenue and expense items, such as gain (loss) on extinguishment of debt. Please see the Glossary in the Supplemental Operating and Financial Data for the three and six months ended June 30, 2022 for our definitions and explanations of how we utilize these metrics. See pages 9 and 10 herein for reconciliations to the most directly comparable GAAP measure.

Dividend Increases

In June 2022, we announced the 99th consecutive quarterly dividend increase, which is the 116th increase in the amount of the dividend since our listing on the New York Stock Exchange (NYSE) in 1994. The annualized dividend amount as of June 30, 2022 was $2.970 per share. The amount of monthly dividends paid per share increased 5.1% to $0.741, as compared to $0.705 for the three months ended June 30, 2021. We distributed $445.8 million in common stock dividends to stockholders during the three months ended June 30, 2022, representing 76.5% of our AFFO of $583.7 million.

Real Estate Portfolio Update

As of June 30, 2022, our portfolio consisted of 11,427 properties located in all 50 U.S. states, Puerto Rico, the U.K. and Spain, and leased to approximately 1,125 clients doing business in 72 industries. We own an actively managed, diversified portfolio of commercial properties under long-term, net lease agreements with a weighted average remaining lease term of approximately 8.8 years. Our portfolio of commercial real estate has historically provided dependable rental revenue supporting the payment of monthly dividends. As of June 30, 2022, portfolio occupancy was 98.9% with 132 properties available for lease or sale, as compared to 98.6% as of March 31, 2022 and 98.5% as of June 30, 2021.

Changes in Occupancy

Three months ended June 30, 2022
Properties available for lease at March 31, 2022	156
Lease expirations (1)	220
Re-leases to same client	(174)
Re-leases to new client	(6)
Vacant dispositions	(64)
Properties available for lease at June 30, 2022	132

Six months ended June 30, 2022
Properties available for lease at December 31, 2021	164
Lease expirations (1)	353
Re-leases to same client	(273)
Re-leases to new client	(17)
Vacant dispositions	(95)
Properties available for lease at June 30, 2022	132
(1)Includes scheduled and unscheduled expirations (including leases rejected in bankruptcy), as well as future expirations resolved in the periods indicated above.

During the three months ended June 30, 2022, the annual new rent on re-leases was $35.51 million, as compared to the previous annual rent of $33.63 million on the same units, representing a rent recapture rate of 105.6% on the units re-leased. We re-leased four units to new clients without a period of vacancy, and seven units to new clients after a period of vacancy.

During the six months ended June 30, 2022, the annual new rent on re-leases was $67.20 million, as compared to the previous annual rent of $63.47 million on the same units, representing a rent recapture rate of 105.9% on the units re-leased. We re-leased seven units to new clients without a period of vacancy, and 19 units to new clients after a period of vacancy.

Investments in Real Estate
The following table summarizes our acquisitions in the U.S. and Europe for the periods indicated below:

	Number of Properties	Leasable Square Feet (in thousands)	Investment ($ in millions)	Weighted Average Lease Term (Years)	Initial Weighted Average Cash Lease Yield (1)
Three months ended June 30, 2022
Acquisitions - U.S.	150	2,924	$862.2	13.0	5.7%
Acquisitions - Europe	30	2,619	677.0	9.0	5.8%
Total acquisitions	180	5,543	1,539.2	11.3	5.7%
Properties under development (2)	57	2,471	136.6	14.4	5.6%
Total (3)	237	8,014	$1,675.8	11.5	5.7%

Six months ended June 30, 2022
Acquisitions - U.S.	289	5,551	$1,492.0	13.9	5.7%
Acquisitions - Europe	51	5,391	1,471.2	9.0	5.6%
Total acquisitions	340	10,942	2,963.2	11.5	5.7%
Properties under development (2)	83	2,721	267.9	15.9	5.7%
Total (4)	423	13,663	$3,231.1	11.9	5.7%
(1)Initial weighted average cash lease yield is a supplemental operating measure. Please see the Glossary in the Supplemental Operating and Financial Data for the three and six months ended June 30, 2022 for our definition of this metric. Contractual net operating income used in the calculation of initial weighted average cash lease yield for the three and six months ended June 30, 2022 includes approximately $2.5 million and $6.8 million, respectively, received as settlement credits as reimbursement of free rent periods.
(2) The three and six months ended June 30, 2022 includes £13.2 million and £14.9 million of investments in two U.K. development properties, respectively, converted at the applicable exchange rates on the funding dates.
(3) Our clients occupying the new properties are 89.2% retail and 10.8% industrial, based on rental revenue. Approximately 39% of the rental revenue generated from acquisitions during the three months ended June 30, 2022 is from our investment grade rated clients, their subsidiaries or affiliated companies.
(4) Our clients occupying the new properties are 87.4% retail and 12.6% industrial, based on rental revenue. Approximately 33% of the rental revenue generated from acquisitions during the six months ended June 30, 2022 is from our investment grade rated clients, their subsidiaries or affiliated companies.

Same Store Rental Revenue
The following summarizes our same store rental revenue for 9,686 properties under lease (dollars in millions):

	Three Months Ended June 30,		Six Months Ended June 30,		% Increase
	2022	2021	2022	2021	Three Months	Six Months
Rental revenue	$615.6	$603.6	$1,242.7	$1,206.1	2.0%	3.0%

For purposes of comparability, same store rental revenue is presented on a constant currency basis using the exchange rate as of June 30, 2022 of 1.22 GBP/USD. None of the properties in Spain met our same store pool definition for the periods presented.

Beginning with the first quarter of 2022, properties acquired through the merger with VEREIT were considered under each element of our Same Store Pool criterion, except for the requirement that the property be owned for the full comparative period. If the property was owned by VEREIT for the full comparative period and each of the other criteria were met, the property was included in our same store property pool. Please see the Glossary to our Supplemental Operating and Financial Data for the three and six months ended June 30, 2022, which is available on our corporate website at www.realtyincome.com/investors/quarterly-and-annual-results, for the definition of our Same Store Pool.

Our calculation of same store rental revenue includes rent deferred for future payment as a result of lease concessions we granted in response to the COVID-19 pandemic and recognized under the practical expedient provided by the Financial Accounting Standards Board (FASB). Beginning with the first quarter of 2022, properties acquired through the merger with VEREIT were considered under each element of our Same Store Pool criterion, except for the requirement that the property be owned for the full comparative period. If the property was owned by VEREIT for the full comparative period and each of the other criterion were met, the property was included in our same store property pool. Our calculation of same store rental revenue also includes uncollected rent for which we have not granted a lease concession. If these applicable amounts of rent deferrals and uncollected rent were excluded from our calculation of same store rental revenue, the increase for the three and six months ended June 30, 2022 relative to the comparable period for 2021 would have been 2.6% and 3.5%, respectively.

Property Dispositions
The following summarizes our property dispositions (dollars in millions):

	Three Months Ended June 30, 2022	Six Months Ended June 30, 2022
Properties sold	70	104
Net sales proceeds	$150.0	$272.2
Gain on sales of real estate	$40.6	$50.7

Liquidity and Capital Markets

Capital Raising
During the three months ended June 30, 2022, we raised approximately $1.1 billion from the sale of common stock at a weighted average price of $67.13 per share, primarily through our "at-the-market" (ATM) program.

In June 2022, we replaced our prior ATM program, which authorized us to offer and sell up to 69,088,433 shares of common stock, with a new ATM program, pursuant to which up to 120,000,000 additional shares of common stock may be offered and sold.

Also in June 2022, we closed on the previously announced private placement of £600.0 million of senior unsecured notes, which included £140.0 million of notes due 2030, £345.0 million of notes due 2032, and £115.0 million of notes due 2037. The combined notes have a weighted average tenor of approximately 10.5 years, and a weighted average fixed interest rate of 3.22%.

New, Expanded Revolving Credit Facility
In April 2022, we entered into a new $4.25 billion unsecured credit facility to amend and restate our previous $3.0 billion unsecured credit facility, which was due to expire in March 2023. The new revolving credit facility matures in June 2026 and includes two six-month extensions that can be exercised at our option. Similar to our previous revolving credit facility, the new revolving credit facility also has a $1.0 billion expansion feature, which is subject to obtaining lender commitments. As of June 30, 2022, the balance of borrowings outstanding under our revolving credit facility was $219.1 million, and we had a cash balance of $172.8 million.

Commercial Paper Program
In July 2022, we amended our U.S. dollar-denominated unsecured commercial paper program to increase the maximum aggregate amount of outstanding notes from $1.0 billion to $1.5 billion and established a new Euro-denominated unsecured commercial paper program, which permits us to issue additional unsecured commercial notes up to a maximum aggregate amount of $1.5 billion (or foreign currency equivalent) in U.S. dollars or other foreign currencies. We use our unsecured revolving credit facility as a liquidity backstop for the repayment of the notes issued under these programs. As of June 30, 2022, we had $950.0 million in commercial paper borrowings.

Earnings Guidance

Summarized below are approximate estimates of the key components of our 2022 earnings guidance:

	Prior 2022 Guidance	Revised 2022 Guidance
Net income per share	$1.08 to $1.25	$1.14 to $1.27
Real estate depreciation and impairments per share	$2.83	$2.88
Gain on sales of properties per share	$(0.03)	$(0.10)
Normalized FFO per share (1)	$3.88 to $4.05	$3.92 to $4.05
AFFO per share (1)	$3.84 to $3.97	$3.84 to $3.97
Same store rent growth	~ 1.5%	~ 2.0%
Occupancy	~ 98%	Over 98%
Cash G&A expenses (% of revenues) (2)(3)	3.5% - 4.0%	3.5% - 4.0%
Property expenses (non-reimbursable) (% of revenues) (2)	1.5% - 2.0%	1.5% - 2.0%
Income tax expenses	$45 to $50 million	$45 to $50 million
Acquisition volume	Over $5.0 billion	Over $6.0 billion

(1) Normalized FFO per share and AFFO per share exclude merger and integration-related costs associated with our merger with VEREIT.
(2) Revenue excludes contractually obligated reimbursements by our clients. Cash G&A expenses excludes stock-based compensation expense.
(3) G&A expenses inclusive of stock-based compensation expense as a percentage of rental revenue, excluding reimbursements, is expected to be approximately 4.0% - 4.5% in 2022.

Conference Call Information

In conjunction with the release of our operating results, we will host a conference call on August 4, 2022 at 11:30 a.m. PT to discuss the results. To access the conference call, dial (877) 354-7102 (United States) or (412) 317-2517 (International). When prompted, please ask for the Realty Income conference call.

A telephone replay of the conference call can also be accessed by calling (877) 344-7529 and entering the conference ID 2671744. The telephone replay will be available through August 11, 2022.

A live webcast will be available in listen-only mode by clicking on the webcast link on the company’s home page or in the investors section at www.realtyincome.com. A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. No access code is required for this replay.

Supplemental Materials and Sustainability Report

Supplemental Operating and Financial Data for the three and six months ended June 30, 2022, including reconciliations for non-GAAP measures within the Glossary, are available on our corporate website at www.realtyincome.com/investors/quarterly-and-annual-results.

The Sustainability Report for the year ended December 31, 2021 is available on our corporate website at esg.realtyincome.com/indicators/sustainability_report. During June 2021, we established our Green Financing Framework, which is also available on our corporate website at esg.realtyincome.com/indicators/green_financing/green_financing/green_financing.

About Realty Income

Realty Income, The Monthly Dividend Company®, is an S&P 500 company and member of the S&P 500 Dividend Aristocrats® index. We invest in people and places to deliver dependable monthly dividends that increase over time. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 11,400 real estate properties owned under long-term net lease agreements with commercial clients. To date, the company has declared 625 consecutive common stock monthly dividends throughout its 53-year operating history and increased the dividend 116 times since Realty Income's public listing in 1994 (NYSE: O). Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. When used in this press release, the words “estimated,” “anticipated,” “expect,” “believe,” “intend,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements also include discussions of our business and portfolio including future operations and results, strategy, plans, intentions of management, the disposition of assets held by our industrial partnerships, our pipeline, and guidance. Forward-looking statements are subject to risks, uncertainties, and assumptions about us, which may cause our actual future results to differ materially from expected results. Some of the factors that could cause actual results to differ materially are, among others, our continued qualification as a real estate investment trust; general domestic and foreign business and economic conditions; competition; fluctuating interest and currency rates; access to debt and equity capital markets; continued volatility and uncertainty in the credit markets and broader financial markets; other risks inherent in the real estate business including our clients' defaults under leases, potential liability relating to environmental matters, illiquidity of real estate investments, and potential damages from natural disasters; impairments in the value of our real estate assets; changes in income tax laws and rates; the continued evolution of the COVID-19 pandemic and the measures taken to limit its spread, and its impacts on us, our business, our clients, or the economy generally; the timing and pace of reopening efforts at the local, state and national level in response to the COVID-19 pandemic and developments, such as the unexpected surges in COVID-19 cases, that cause a delay in or postponement of reopenings; the outcome of any legal proceedings to which we are a party or which may occur in the future; acts of terrorism and war; any effects of uncertainties regarding whether the anticipated benefits or results of our merger with VEREIT will be achieved; and those additional risks and factors discussed in our reports filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. Those forward-looking statements are not guarantees of future plans and performance and speak only as of the date of this press release. Actual plans and operating results may differ materially from what is expressed or forecasted in this press release. We do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Contact:
Victoria Prescott, CFA
Senior Director, Capital Markets & Investor Relations
(858) 284-5349
vprescott@realtyincome.com

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts) (unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended 6/30/22	Ended 6/30/21	Ended 6/30/22	Ended 6/30/21
REVENUE
Rental (including reimbursable)	$800,800	$460,256	$1,600,365	$899,621
Other (1)	9,619	3,042	17,397	5,931
Total revenue	810,419	463,298	1,617,762	905,552

EXPENSES
Depreciation and amortization	409,437	187,789	813,199	365,774
Interest	110,121	73,674	216,524	146,749
Property (including reimbursable)	52,180	31,734	104,522	60,233
General and administrative	34,139	21,849	66,838	42,645
Provisions for impairment	7,691	17,246	14,729	19,966
Merger and integration-related costs	2,729	13,298	9,248	13,298
Total expenses	616,297	345,590	1,225,060	648,665
Gain on sales of real estate	40,572	14,901	50,728	23,302
Foreign currency and derivative gain, net	7,480	400	6,890	1,204
Gain (loss) on extinguishment of debt	127	—	127	(46,473)
Equity in income and impairment of investment in unconsolidated entities	(6,627)	—	(5,673)	—
Other income, net (1)	2,806	984	4,658	1,534
Income before income taxes	238,480	133,993	449,432	236,454
Income taxes	(14,658)	(9,225)	(25,639)	(15,450)
Net income	223,822	124,768	423,793	221,004
Net income attributable to noncontrolling interests	(615)	(289)	(1,217)	(585)
Net income available to common stockholders	$223,207	$124,479	$422,576	$220,419

Funds from operations available to common stockholders (FFO)	$608,815	$314,375	$1,210,231	$582,082
Normalized funds from operations available to common stockholders (Normalized FFO)	$611,544	$327,673	$1,219,479	$595,380
Adjusted funds from operations available to common stockholders (AFFO)	$583,728	$327,647	$1,163,826	$645,869

Per share information for common stockholders:
Net income, basic and diluted	$0.37	$0.33	$0.71	$0.59

FFO, basic and diluted	$1.01	$0.84	$2.02	$1.56

Normalized FFO, basic and diluted	$1.02	$0.88	$2.04	$1.60

AFFO, basic and diluted
Basic	$0.97	$0.88	$1.95	$1.73
Diluted	$0.97	$0.88	$1.94	$1.73

Cash dividends paid per common share	$0.7410	$0.7050	$1.4805	$1.4085
(1)Certain miscellaneous non-recurring revenue has been reclassified from total revenue to 'Other income, net' for the three and six months ended June 30, 2021.

FUNDS FROM OPERATIONS (FFO) AND NORMALIZED FUNDS FROM OPERATIONS (Normalized FFO)
(in thousands, except per share and share count data)

FFO and Normalized FFO are non-GAAP financial measures. Please see the Glossary in the Supplemental Operating and Financial Data for the three and six months ended June 30, 2022 for our definitions and explanations of how we utilize these metrics.

	Three Months	Three Months	Six Months	Six Months
	Ended 6/30/22	Ended 6/30/21	Ended 6/30/22	Ended 6/30/21

Net income available to common stockholders	$223,207	$124,479	$422,576	$220,419
Depreciation and amortization	409,437	187,789	813,199	365,774
Depreciation of furniture, fixtures and equipment	(489)	(73)	(967)	(444)
Provisions for impairment	7,691	17,246	14,729	19,966
Gain on sales of real estate	(40,572)	(14,901)	(50,728)	(23,302)
Proportionate share of adjustments for unconsolidated entities(1)	9,860	—	12,095	—
FFO adjustments allocable to noncontrolling interests	(319)	(165)	(673)	(331)
FFO available to common stockholders	$608,815	$314,375	$1,210,231	$582,082
FFO allocable to dilutive noncontrolling interests	776	348	1,584	705
Diluted FFO	$609,591	$314,723	$1,211,815	$582,787

FFO available to common stockholders	$608,815	$314,375	$1,210,231	$582,082
Merger and integration-related costs	2,729	13,298	9,248	13,298
Normalized FFO available to common stockholders	$611,544	$327,673	$1,219,479	$595,380
Normalized FFO allocable to dilutive noncontrolling interests	776	348	1,584	705
Diluted Normalized FFO	$612,320	$328,021	$1,221,063	$596,085

FFO per common share, basic and diluted	$1.01	$0.84	$2.02	$1.56

Normalized FFO per common share, basic and diluted	$1.02	$0.88	$2.04	$1.60

Distributions paid to common stockholders	$445,829	$263,358	$884,109	$524,056

FFO available to common stockholders in excess of distributions paid to common stockholders	$162,986	$51,017	$326,122	$58,026

Normalized FFO available to common stockholders in excess of distributions paid to common stockholders	$165,715	$64,315	$335,370	$71,324

Weighted average number of common shares used for FFO and normalized FFO:
Basic	601,672,201	374,236,424	597,778,173	372,879,165
Diluted	603,091,375	374,804,142	599,201,411	373,434,863
(1)Includes an other than temporary impairment of $7.8 million on our investment in unconsolidated entities recognized in the three and six months ended June 30, 2022.

ADJUSTED FUNDS FROM OPERATIONS (AFFO)
(in thousands, except per share and share count data)

AFFO is a non-GAAP financial measure. Please see the Glossary in the Supplemental Operating and Financial Data for the three and six months ended June 30, 2022 for our definition and an explanation of how we utilize this metric.

	Three Months	Three Months	Six Months	Six Months
	Ended 6/30/22	Ended 6/30/21	Ended 6/30/22	Ended 6/30/21
Net income available to common stockholders	$223,207	$124,479	$422,576	$220,419
Cumulative adjustments to calculate Normalized FFO (1)	388,337	203,194	796,903	374,961
Normalized FFO available to common stockholders	611,544	327,673	1,219,479	595,380
(Gain) loss on extinguishment of debt	(127)	—	(127)	46,473
Amortization of share-based compensation	6,641	4,472	11,643	8,169
Amortization of net debt premiums and deferred financing costs (2)	(16,948)	1,505	(34,044)	2,890
Loss on interest rate swaps	724	724	1,446	1,446
Straight-line payments from cross-currency swaps (3)	367	584	884	1,202
Leasing costs and commissions	(794)	(121)	(3,167)	(827)
Recurring capital expenditures	(173)	(27)	(186)	(50)
Straight-line rent and expenses	(27,554)	(11,004)	(55,376)	(21,467)
Amortization of above and below-market leases, net	16,402	3,934	30,044	13,234
Proportionate share of adjustments for unconsolidated entities	(2,090)	—	(4,154)	—
Other adjustments (4)	(4,264)	(93)	(2,616)	(581)
AFFO available to common stockholders	$583,728	$327,647	$1,163,826	$645,869
AFFO allocable to dilutive noncontrolling interests	787	344	1,607	695
Diluted AFFO	$584,515	$327,991	$1,165,433	$646,564

AFFO per common share, basic and diluted
Basic	$0.97	$0.88	$1.95	$1.73
Diluted	$0.97	$0.88	$1.94	$1.73

Distributions paid to common stockholders	$445,829	$263,358	$884,109	$524,056

AFFO available to common stockholders in excess of distributions paid to common stockholders	$137,899	$64,289	$279,717	$121,813

Weighted average number of common shares used for AFFO:
Basic	601,672,201	374,236,424	597,778,173	372,879,165
Diluted	603,091,375	374,804,142	599,201,411	373,434,863
(1)See Normalized FFO calculations on page 9 for reconciling items.
(2)Includes the amortization of premiums and discounts on notes payable and assumption of our mortgages payable, which are being amortized over the life of the applicable debt, and costs incurred and capitalized upon issuance and exchange of our notes payable, assumption of our mortgages payable and issuance of our term loans, which are also being amortized over the lives of the applicable debt. No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.
(3)Straight-line payments from cross-currency swaps represent quarterly payments in U.S. dollars received by us from counterparties in exchange for associated foreign currency payments. In June 2022, we terminated the four cross-currency swaps subject to this adjustment. The three and six months ended June 30, 2022 include the adjustment through the termination date.
(4)Includes adjustments allocable to noncontrolling interests, obligations related to financing lease liabilities, mark-to-market adjustments on investments and derivatives that do not qualify for hedge accounting, and foreign currency gain and loss as a result of intercompany debt and remeasurement transactions.

HISTORICAL FFO AND AFFO
(in thousands, except per share and share count data)

For the three months ended June 30,	2022	2021	2020	2019	2018

Net income available to common stockholders	$223,207	$124,479	$107,824	$95,194	$96,380
Depreciation and amortization, net of furniture, fixtures and equipment	408,948	187,716	168,176	150,279	133,831
Provisions for impairment	7,691	17,246	13,869	13,061	3,951
Gain on sales of real estate	(40,572)	(14,901)	(1,323)	(6,891)	(7,787)
Proportionate share of adjustments for unconsolidated entities	9,860	—	—	—	—
FFO adjustments allocable to noncontrolling interests	(319)	(165)	(208)	(154)	(293)

FFO available to common stockholders	$608,815	$314,375	$288,338	$251,489	$226,082
Merger and integration-related costs	2,729	13,298	—	—	—

Normalized FFO available to common stockholders	$611,544	$327,673	$288,338	$251,489	$226,082

FFO per diluted share	$1.01	$0.84	$0.84	$0.81	$0.79

Normalized FFO per diluted share	$1.02	$0.88	$0.84	$0.81	$0.79

AFFO available to common stockholders	$583,728	$327,647	$295,241	$253,935	$266,988

AFFO per diluted share	$0.97	$0.88	$0.86	$0.82	$0.80
			.
Cash dividends paid per share	$0.7410	$0.7050	$0.6990	$0.6780	0.6585

Weighted average diluted shares outstanding - FFO, Normalized FFO and AFFO	603,091,375	374,804,142	344,148,378	311,785,281	285,372,256

For the six months ended June 30,	2022	2021	2020	2019	2018

Net income available to common stockholders	$422,576	$220,419	$254,651	$206,136	$179,543
Depreciation and amortization, net of furniture, fixtures and equipment	812,232	365,330	332,635	287,641	264,775
Provisions for impairment	14,729	19,966	18,347	17,733	18,172
Gain on sales of real estate	(50,728)	(23,302)	(39,829)	(14,154)	(11,005)
Proportionate share of adjustments for unconsolidated entities	12,095	—	—	—	—
FFO adjustments allocable to noncontrolling interests	(673)	(331)	(363)	(192)	(521)

FFO available to common stockholders	$1,210,231	$582,082	$565,441	$497,164	$450,964
Merger and integration-related costs	9,248	13,298	—	—	—

Normalized FFO available to common stockholders	$1,219,479	$595,380	$565,441	$497,164	$450,964

FFO per diluted share	$2.02	$1.56	$1.66	$1.62	$1.58

Normalized FFO per diluted share	$2.04	$1.60	$1.66	$1.62	$1.58

AFFO available to common stockholders	$1,163,826	$645,869	$592,463	$502,669	$451,549

AFFO per diluted share	$1.94	$1.73	$1.74	$1.63	$1.59
			.
Cash dividends paid per share	$1.4805	$1.4085	$1.3915	$1.3500	$1.3090

Weighted average diluted shares outstanding - FFO and Normalized FFO and AFFO	599,201,411	373,434,863	340,744,384	308,000,806	284,924,336

REALTY INCOME CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share and share count data) (unaudited)

	June 30, 2022	December 31, 2021
ASSETS
Real estate held for investment, at cost:
Land	$11,605,933	$10,753,750
Buildings and improvements	26,101,185	25,155,178
Total real estate held for investment, at cost	37,707,118	35,908,928
Less accumulated depreciation and amortization	(4,387,878)	(3,949,798)
Real estate held for investment, net	33,319,240	31,959,130
Real estate and lease intangibles held for sale, net	66,336	30,470
Cash and cash equivalents	172,849	258,579
Accounts receivable, net	500,384	426,768
Lease intangible assets, net	5,154,994	5,275,304
Goodwill	3,731,478	3,676,705
Investment in unconsolidated entities	113,562	140,967
Other assets, net	1,893,075	1,369,579
Total assets	$44,951,918	$43,137,502

LIABILITIES AND EQUITY
Distributions payable	$153,966	$146,919
Accounts payable and accrued expenses	353,573	351,128
Lease intangible liabilities, net	1,346,648	1,308,221
Other liabilities	740,357	759,197
Line of credit payable and commercial paper	1,169,121	1,551,376
Term loan, net	249,656	249,557
Mortgages payable, net	947,112	1,141,995
Notes payable, net	13,588,606	12,499,709
Total liabilities	18,549,039	18,008,102

Commitments and contingencies

Stockholders’ equity:
Common stock and paid in capital, par value $0.01 per share, 1,300,000,000 and 740,200,000 shares authorized, 617,564,272 and 591,261,991 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	31,303,383	29,578,212
Distributions in excess of net income	(4,999,150)	(4,530,571)
Accumulated other comprehensive income	22,379	4,933
Total stockholders’ equity	26,326,612	25,052,574
Noncontrolling interests	76,267	76,826
Total equity	26,402,879	25,129,400
Total liabilities and equity	$44,951,918	$43,137,502

Realty Income Performance vs. Major Stock Indices

			Equity						NASDAQ
	Realty Income		REIT Index (1)		DJIA		S&P 500		Composite
	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total
	yield	return (2)	yield	return (3)	yield	return (3)	yield	return (3)	yield	return (4)

10/18 to 12/31/1994	10.5%	10.8%	7.7%	0.0%	2.9%	(1.6%)	2.9%	(1.2%)	0.5%	(1.7%)
1995	8.3%	42.0%	7.4%	15.3%	2.4%	36.9%	2.3%	37.6%	0.6%	39.9%
1996	7.9%	15.4%	6.1%	35.3%	2.2%	28.9%	2.0%	23.0%	0.2%	22.7%
1997	7.5%	14.5%	5.5%	20.3%	1.8%	24.9%	1.6%	33.4%	0.5%	21.6%
1998	8.2%	5.5%	7.5%	(17.5%)	1.7%	18.1%	1.3%	28.6%	0.3%	39.6%
1999	10.5%	(8.7%)	8.7%	(4.6%)	1.3%	27.2%	1.1%	21.0%	0.2%	85.6%
2000	8.9%	31.2%	7.5%	26.4%	1.5%	(4.7%)	1.2%	(9.1%)	0.3%	(39.3%)
2001	7.8%	27.2%	7.1%	13.9%	1.9%	(5.5%)	1.4%	(11.9%)	0.3%	(21.1%)
2002	6.7%	26.9%	7.1%	3.8%	2.6%	(15.0%)	1.9%	(22.1%)	0.5%	(31.5%)
2003	6.0%	21.0%	5.5%	37.1%	2.3%	28.3%	1.8%	28.7%	0.6%	50.0%
2004	5.2%	32.7%	4.7%	31.6%	2.2%	5.6%	1.8%	10.9%	0.6%	8.6%
2005	6.5%	(9.2%)	4.6%	12.2%	2.6%	1.7%	1.9%	4.9%	0.9%	1.4%
2006	5.5%	34.8%	3.7%	35.1%	2.5%	19.0%	1.9%	15.8%	0.8%	9.5%
2007	6.1%	3.2%	4.9%	(15.7%)	2.7%	8.8%	2.1%	5.5%	0.8%	9.8%
2008	7.3%	(8.2%)	7.6%	(37.7%)	3.6%	(31.8%)	3.2%	(37.0%)	1.3%	(40.5%)
2009	6.6%	19.3%	3.7%	28.0%	2.6%	22.6%	2.0%	26.5%	1.0%	43.9%
2010	5.1%	38.6%	3.5%	27.9%	2.6%	14.0%	1.9%	15.1%	1.2%	16.9%
2011	5.0%	7.3%	3.8%	8.3%	2.8%	8.3%	2.3%	2.1%	1.3%	(1.8%)
2012	4.5%	20.1%	3.5%	19.7%	3.0%	10.2%	2.5%	16.0%	2.6%	15.9%
2013	5.8%	(1.8%)	3.9%	2.9%	2.3%	29.6%	2.0%	32.4%	1.4%	38.3%
2014	4.6%	33.7%	3.6%	28.0%	2.3%	10.0%	2.0%	13.7%	1.3%	13.4%
2015	4.4%	13.0%	3.9%	2.8%	2.6%	0.2%	2.2%	1.4%	1.4%	5.7%
2016	4.2%	16.0%	4.0%	8.6%	2.5%	16.5%	2.1%	12.0%	1.4%	7.5%
2017	4.5%	3.6%	3.9%	8.7%	2.2%	28.1%	1.9%	21.8%	1.1%	28.2%
2018	4.2%	15.2%	4.4%	(4.0%)	2.5%	(3.5%)	2.2%	(4.4%)	1.4%	(3.9%)
2019	3.7%	21.1%	3.7%	28.7%	2.4%	25.3%	1.9%	31.5%	1.1%	35.2%
2020	4.5%	(11.8%)	3.6%	(5.1%)	1.9%	9.7%	1.5%	18.4%	0.9%	43.6%
2021	4.1%	23.0%	2.6%	41.3%	1.8%	20.9%	1.3%	28.7%	0.7%	21.4%
YTD 2022	4.3%	(2.6%)	3.4%	(19.2%)	2.3%	(14.4%)	1.7%	(20.0%)	1.0%	(29.5%)

Compound Average Annual Total Return (5)		15.1%		10.1%		10.2%		9.9%		10.1%

Note:  All of these dividend yields are calculated as annualized dividends based on the last dividend paid in applicable time period divided by the closing price as of period end. Dividend yield sources: Nareit website and Bloomberg, except for the 1994 NASDAQ dividend yield which was sourced from Datastream / Thomson Financial.

(1)FTSE Nareit US Equity REIT Index, as per Nareit website.
(2)Calculated as the difference between the closing stock price as of period end less the closing stock price as of previous period, plus dividends paid in period, divided by closing stock price as of end of previous period. Does not include reinvestment of dividends for the annual percentages.
(3)Includes reinvestment of dividends. Source: Nareit website and Factset.
(4)Price only index, does not include dividends as NASDAQ did not report total return metrics for the entirety of the measurement period. Source: Factset.
(5)All of these Compound Average Annual Total Return rates are calculated in the same manner for each period from Realty Income's NYSE listing on October 18, 1994 through June 30, 2022, and (except for NASDAQ) assume reinvestment of dividends. Past performance does not guarantee future performance. Realty Income presents this data for informational purposes only and makes no representation about its future performance or how it will compare in performance to other indices in the future.